Exhibit 99.1

IPC The Hospitalist Company, Inc. Devra Shapiro (818) 766-3502	The Ruth Group Investor Relations Amy Glynn/Nick Laudico (646) 536-7023 / 7030 aglynn@theruthgroup.com nlaudico@theruthgroup.com

IPC THE HOSPITALIST COMPANY ANNOUNCES MANAGEMENT TRANSITION AS PART OF CFO SUCCESSION PLAN

North Hollywood, CA., October 20, 2011 – IPC The Hospitalist Company, Inc. (Nasdaq: IPCM), a leading national hospitalist physician group practice company, today announced a management transition as part of its Chief Financial Officer succession plan.

Effective November 1, 2011, Richard H. Kline (44), will join IPC as its Chief Financial Officer and the Company’s long-time CFO, Devra G. Shapiro (64), will become its Chief Administrative Officer.

Commenting on the announcement, Adam Singer, M.D., Chairman, President and Chief Executive Officer, said, “Devra has been our CFO since we began operations in 1998 and we greatly appreciate the many contributions she has made to IPC. Under her financial leadership, we have built a successful business model, sound financial strategy, and strong balance sheet, along with an accomplished finance team to support operations. We are very pleased that she will continue to be an important part of our executive team as our Chief Administrative Officer where she will have primary responsibility for legal, human resources, internal audit and certain other matters. Equally important, she will be able to play an instrumental role in ensuring a smooth transition of CFO responsibilities to Rick.”

Dr. Singer continued, “We are pleased that we found such an accomplished and seasoned financial executive in Rick Kline to take on the CFO role. Rick brings to IPC more than 20 years of experience in senior operational and financial positions. As a partner at Ernst and Young, Rick gained broad leadership experience working with public company clients and as a senior executive at Castle & Cooke, he further developed his financial and operational management skills. From a strategic perspective, Rick’s experience will be an invaluable asset supporting our continued growth opportunities. We look forward to his contributions as a member of the IPC executive team.”

From 2007 until March 2011, Mr. Kline served first as Vice President and Chief Financial Officer and later as President and Chief Operating Officer of Castle & Cooke, Inc., a consortium of businesses in real estate, hospitality, golf courses, restaurants, warehousing/logistics, building materials, aviation, life sciences, oil and gas, and transportation. From 1991 to 2007, Mr. Kline was with Ernst and Young, LLP, serving most recently as Partner of the Assurance and Advisory Business Services group in the Los Angeles office.

About IPC The Hospitalist Company

IPC The Hospitalist Company, Inc. (Nasdaq: IPCM) is a leading physician group practice company focused on the delivery of hospitalist medicine and related facility-based services. IPC’s physicians and affiliated providers practice exclusively in hospitals or other inpatient facilities, including acute, sub-acute and long-term care settings. The Company offers its providers the comprehensive training, information technology, and management support systems necessary to improve the quality and reduce the cost of patient care in the facilities it serves. For more information, visit the IPC website at www.hospitalist.com.